Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Net Income of $406 thousand for the Fourth Quarter 2011

February 1, 2012, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (“the Bank”) reported today its financial results for the fourth quarter of 2011. For the three months ended December 31, 2011, the Company had net income of $406 thousand and net income available to common shareholders of $236 thousand, or $0.08 per diluted share, compared to net income of $312 thousand and net income available to common shareholders of $142 thousand, or $0.05 per diluted share, for the same period in 2010.

For the year ended December 31, 2011, the Company had a net loss of $3.1 million and net loss allocable to common shareholders of $3.8 million, or ($1.26) per diluted share, compared to a net loss of $2.2 million and a net loss allocable to common shareholders of $2.9 million, or ($0.96) per diluted share, for the same period in 2010.

The loss for 2011 was due primarily to losses incurred on several nonaccrual loans and properties included in other real estate owned during the second and third quarters.

First Capital Bancorp, Inc. Managing Director and CEO John Presley stated, “The economic downturn has been very difficult for Banks and their customers and it has had its effects on the Company’s earnings. However, we are pleased that we have been able to manage through the difficulty with adequate levels of capital and liquidity.”

The Company has been keenly focused on five primary objectives for the last three years. In order of importance those areas are asset quality, capital preservation, liquidity, reducing exposure to real estate acquisition and development loans and improving core earnings.

Asset Quality

The Company continues to make improvement in most of its key asset ratios during the quarter which are highlighted below and presented in an attached spreadsheet.

•

Total adversely classified items, those items ranked according to an internally assigned grade of substandard or worse, as a percent of Tier 1 capital plus the allowance decreased to 85.6% at the end of the fourth quarter, compared to 90.0% at the end of the third quarter of 2011 and 105.3% at the end of the second quarter of 2011.

•

Total adversely classified loans decreased by approximately $1 million to $38.3 million compared to the third quarter decrease of $13.0 million (or 25%) from $52.1 million at the end of the second quarter of 2011.

•

Total non-accrual loans decreased by $679 thousand to $17.7 million at the end of the fourth quarter compared to the decrease of $3.3 million or 16% from $21.8 million at the end of the second quarter of 2011 to $18.5 million at the end of the third quarter of 2011.

•	Of the $17.7 million in non-accrual loans, $9.9 million required, and have already been subject to, a write-down to their estimated current market value.

•	OREO decreased approximately $890 thousand during the fourth quarter of 2011 to $7.6 million.

•	Loans past due 30 to 89 days dropped to its lowest level in two years from $7.6 million at the end of the second quarter of 2011 to $2.3 million at the end of the fourth quarter of 2011.

We remain encouraged by the continued improvement in our asset quality, and will continue to aggressively take measures to further improve the Company’s asset quality.

Capital Preservation

Through the growth in our core earnings and reduction in risk weighted assets, the Company and the Bank have been able to maintain relatively strong capital levels despite the aforementioned losses recognized in the loan portfolio and other real estate owned.

•

At the end of the fourth quarter the Company’s total risk based capital was 13.17% compared to 13.74% at the end of the fourth quarter of 2010, while the Company’s Tier 1 capital ratio was 11.60% compared to 12.08% at the end of the fourth quarter of 2010.

•

For the Bank, total risk based capital was 12.97% at the end of the fourth quarter 2011 compared to 13.38% at the end of the fourth quarter of 2010, while the Bank’s Tier 1 capital levels were 11.40% at the end of the fourth quarter of 2011 compared to 11.71% at the end of the fourth quarter of last year.

Liquidity

The Company continues to maintain high levels of liquidity and closely monitors its sensitivity to interest rate risk.

•	As of December 31, 2011 the Company had approximately $50.3 million in cash and cash equivalents on the balance sheet.

•	The loan to deposit ratio was 84.3%.

•	Loans to deposits and borrowings was 75.4%.

•	Loans to available funds was 55.7%.

•	Unpledged securities were $72.6 million.

Reducing Exposure to Real Estate Acquisition and Development Loans

As a result of various actions, we have reduced real estate acquisition and development loan balances from a high of approximately 195% of capital to 108% at December 31, 2011. We will continue to make every effort to further reduce the level of the Company’s exposure to these types of loans.

Improving Core Earnings

During the third quarter of 2011 the Company started a wholesale and retail mortgage operation which we expect to substantially improve the levels of our noninterest income.

First Capital Bank CEO Bob Watts stated “We are excited about the opportunity to bring mortgage products to our First Capital customers. We are pleased that we have been able to attract such well respected mortgage professionals to our First Capital Team.”

Total assets at December 31, 2011 were $541.7 million, an increase from December 31, 2010 of $5.7 million or 1.06%. Net loans decreased $25.2 million to $361.0 million down 6.5% from December 31, 2010. This was the result of a focused effort by the Bank to decrease its exposure to speculative real estate loans and dispose of nonperforming assets, while at the same time maintaining our already strong capital levels and the level of our allowance for loan losses.

Deposits have increased $13.3 million to $440.2 million, up 3.12% from December 31, 2010. Our deposit strategy was focused on decreasing noncore funding sources and single service CD relationships and increasing noninterest-bearing deposits accounts, which increased $6 million or 15.0% from December 31, 2010, a reflection of the growth of the First Capital franchise in our marketplace.

For the year ended December 31, 2011 pre-provision, pre-tax, pre-mortgage operation start up expense earnings were $4.8 million, up $95 thousand from $4.7 million for the year ended December 31, 2010.

	2011	2010
	(Dollars in thousands)

Income before tax and provision	$4,808	$4,713
Mortgage operation start up	329	0
Provision for loan losses	9,441	8,221

(Loss) before income tax	(4,962)	(3,508)
Income tax (benefit)	(1,886)	(1,336)

Net (loss)	$(3,076)	$(2,172)

For the quarter ended December 31, 2011, the net interest margin decreased to 3.19% compared to 3.26% in the fourth quarter of 2010. For the year ended December 31, 2011 the net interest margin increased 6 basis points to 3.26% from 3.20% the year ended December 31, 2010. This net interest margin stability is attributable to the decreasing cost of interest-bearing liabilities realized. The costs of interest-bearing liabilities were 1.77% for the fourth quarter of 2011, down 30 basis points from 2.07% for the fourth quarter of 2010. The yield on earning assets decreased 31 basis points from 5.06% during the fourth quarter of 2010 to 4.75% during the fourth quarter of 2011.

Net interest income decreased $273 thousand or 6.5% to $3.9 million for the three months ended December 31, 2011 compared to $4.2 million for the three months ended December 31, 2010. This decrease is directly attributed to the decrease in the loan portfolio. For the year ended December 31, 2011 net interest income decreased $265 thousand or 1.6% to $15.9 million.

The provision for loan losses amounted to $869 thousand for the three months ended December 31, 2011 compared to $1.1 million for the same period in 2010. For the year ended December 31, 2011 the provision for loan losses was $9.4 million compared to $8.2 million for the same period in 2010. For the quarter ended December 31, 2011, the Company had net charge-offs of $623 thousand. For the year ended December 31, 2011 the Company had net charge-offs of $11.2 million. The allowance for loan losses ended the year at 2.51% of total loans compared to 2.78% at the end of 2010. This decrease in the level of the allowance as a percentage of total loans resulted primarily from the decrease in the level of our nonperforming loans of $6.2 million from $23.9 million at December 31, 2011 to $17.7 million at December 31, 2010. We continue to focus on improving overall asset quality in these uncertain economic times.

The following table reflects details related to asset quality and the allowance for loan losses of the Bank:

	Year Ended
	Dec 31, 2011	Dec 31, 2010
	(Dollars in thousands)
Nonaccrual loans	$17,691	$22,355
Loans past due 90 days and accruing interest	0	1,556

Total nonperforming loans	17,691	23,911
Other real estate owned	7,646	2,615

Total nonperforming assets	$25,337	$26,526

Allowance for loan losses to period end loans	2.51%	2.78%
Nonperforming assets to total loans & OREO	6.71%	6.63%
Nonperforming assets to total assets	4.68%	4.95%
Allowance for loan losses to nonaccrual loans	52.41%	49.37%

Allowance for loan losses
Beginning balance	$11,036	$6,600
Provision for loan losses	9,441	8,221
Net charge-offs	11,206	3,785

Ending balance	$9,271	$11,036

The Company’s regulatory capital ratios remain well above the regulatory minimum for well capitalized institutions. Total Risk Based Capital was 13.17% down 42 basis points from December 31, 2010, yet 317 basis points above the regulatory minimum for well capitalized institutions. Tier 1 Risk capital decreased 48 basis points over the prior year to 11.60%. The capital ratios for the Company and the Bank as of December 31, 2011 are presented below:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2011
Total capital to risk weighted assets
Consolidated	$51,321	13.17%	$31,179	8.00%	$38,974	10.00%
First Capital Bank	$50,526	12.97%	$31,165	8.00%	$38,956	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$45,195	11.60%	$15,589	4.00%	$23,384	6.00%
First Capital Bank	$44,402	11.40%	$15,583	4.00%	$23,374	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$45,195	8.37%	$21,591	4.00%	$26,989	5.00%
First Capital Bank	$44,402	8.23%	$21,588	4.00%	$26,985	5.00%

The Bank currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Selected Operating Data:

Interest income	$5,921	$6,528	$24,327	$26,430
Interest expense	2,010	2,344	8,379	10,217

Net interest income	3,911	4,184	15,948	16,213
Provision for loan losses	869	1,100	9,441	8,221
Noninterest income	707	251	2,080	1,050
Noninterest expense	3,236	2,946	13,549	12,550

Income (loss) before income tax	513	389	(4,962)	(3,508)
Income tax expense (benefit)	107	77	(1,886)	(1,336)

Net (loss) income	$406	$312	$(3,076)	$(2,172)

Less: Effective dividend on preferred stock	$170	$170	$679	$678

Net income (loss) available to common shareholders	$236	$142	$(3,755)	$(2,850)

Per Share Data
Income (loss) per share
Basic	$0.08	$0.05	$(1.26)	$(0.96)
Diluted	0.08	0.05	(1.26)	(0.96)
Book value per share	10.11	11.16	10.11	11.16

Balance Sheet Data:
Total assets	$541,690	$536,025	$541,690	$536,025
Cash and cash equivalents	50,359	32,367	50,359	32,367
Securities available for sale	84,035	86,787	84,035	86,787
Securities held to maturity	2,884	2,389	2,884	2,389
Loans, net	360,969	386,209	360,969	386,209
Allowance for loan losses	9,271	11,036	9,271	11,036
Foreclosed assets	7,646	2,615	7,646	2,615
Bank owned life insurance	8,917	448	8,917	448
Deposits	440,199	426,870	440,199	426,870
Borrowings	58,763	63,232	58,763	63,232
Stockholders’ equity	40,683	43,675	40,683	43,675
Total shares outstanding	2,971	2,971	2,971	2,971

Asset Quality Ratios
Nonperforming assets	25,337	26,527	25,337	26,527
Net charge-offs	623	1,087	11,206	3,785
Allowance for loan losses to total loans	2.51%	2.78%	2.51%	2.78%
Nonperforming assets % of total loans & OREO	6.71%	6.63%	6.71%	6.63%
Net charge-off to average loans	0.17%	0.27%	2.91%	0.92%

Selected Performance Ratios:
Return on average assets	0.30%	0.23%	-0.58%	-0.41%
Return on average equity	3.89%	2.75%	-7.11%	-4.74%
Net interest margin	3.19%	3.26%	3.26%	3.20%
Equity to assets	7.51%	8.15%	7.51%	8.15%